                                                                Exhibit 4.(a).29

                               ROSS SYSTEMS, INC.
                                  as Purchaser

                           C360 SOLUTIONS INCORPORATED
                                   as Company

                                  JOHN GRAVELY
                                JEREMIE DESAUTELS
                               JEFFREY L. LONGORIA
                                 SANIN SARACEVIC
                                  LISA PATRICK
                                       AND
                                  ARVIND RAMAN
                                   as Sellers

                                   ----------

                            STOCK PURCHASE AGREEMENT

                                   ----------


                                                                               1

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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT dated as of April ___, 2006, is made by and among ROSS SYSTEMS, INC., a company organized and existing under the laws of Delaware (the "Purchaser"); C360 SOLUTIONS INCORPORATED, a company organized and existing under the laws of Georgia (the "Company"); and MR. JOHN GRAVELY having an address of 1441 Woodland Hills Dr Atlanta GA 30324, MR. JEREMIE DESAUTELS having an address of 2444 Oak Grove Heights Decatur, GA 30033, MR. JEFFREY L. LONGORIA having an address of 14361 Club Circle Alpharetta, GA 30004, MR. SANIN SARACEVIC having an address of 587 Virginia Avenue #1009 Atlanta, GA 30306, MS. LISA PATRICK having an address of 4664 Brunning Court Atlanta, GA 30338, and MR. ARVIND RAMAN having an address of 6203 Madison Dr Atlanta, GA 30346 (collectively, the "Sellers"), all of whom may be collectively referred to herein as the "Parties" or individually as a "Party".

                                   WITNESSETH

     WHEREAS, just prior to the Closing (defined herein), the Sellers are the only legal and beneficial owners of 100% of the issued and outstanding shares of the Company on a fully diluted basis which they desire to sell 100% of the Shares (defined herein) to the Purchaser (the "Equity Interest") and Purchaser wishes to purchase the Equity Interest from the Sellers.

     WHEREAS concurrently with the closing of this Agreement, the Purchaser will receive Employment Agreements (defined herein) duly executed by the Key Employees (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

     SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

     1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "$" shall mean, when used by itself, the United States dollar, the legal currency of the United States.

     "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement" shall mean this Stock Purchase Agreement, the exhibits and schedules hereto and the certificates delivered in accordance herewith, as the same may be amended, supplemented or modified from time to time.

     "Assets" shall mean all of the assets of the Company including but not limited to the Intellectual Property, the IP Assets, the Material Contracts, the Equipment Leases, and the Property Leases.

     "Benefit Arrangement" shall mean any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self - insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan; and (ii) covers any employee or former employee of the Company employed in the United States.

     "Board" shall mean the board of directors of the Company.

     "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

     "CDC Corporation Stock" shall mean the Class A Common Shares of CDC Corporation, a Cayman Islands company.

     "Claim Notice" shall mean written notification pursuant to Section 10.02(a) enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim together with the amount or, if not then reasonably ascertainable, the estimated amount of such claim.

     "Closing" shall have the meaning given to such term in Section 2.03.

     "Closing Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company prepared in accordance with GAAP as of the Closing Date which balance sheet shall include, without limitation, the effect of the cash balance of the Company as a result of (a) the Company's repurchase prior to Closing of the common stock from certain shareholders who were former employees of the Company including, without limitation, Mr. Frank Torres, pursuant to the terms of the Company's 2003 Stock Option Plan, (b) the payment made to Mr. Patrick Thean to assist with the acquisition process and (c) the payment made by the Company for one firm to the Sellers pursuant to Section 12.02.

     "Closing Balance Sheet Date" shall mean the date of the Closing Balance Sheet which shall be the Closing Date.

     "Closing Date" shall mean the date of the Closing.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the common stock, no par value, of the Company.

     "Company" means c360 Solutions Incorporated, a company organized and existing under the laws of Georgia.

     "Constitution" shall mean the certificate or articles of incorporation and by-laws, or similar charter documents, as may be amended from time to time.

     "Disclosure Schedule" shall mean the disclosure schedule attached as Exhibit A containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement.

     "Effective Date" shall mean the date of this Agreement.

     "Employee Litigation" shall have the meaning given in Section 3.12(i).

     "Employment Agreements" shall mean the employment agreements in forms satisfactory to the Purchaser and substantially similar to that attached as Attachment A dated the Closing Date and duly signed by each of the Key Employees.


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     "Employee Plan" mean any "employment benefit plan" as defined in Section
3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any Seller or the Company and
(iii) covers any employee or former employee of the Company.

     "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgement, order, decree, injunction, permit or governmental restrictions or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Equity Interest" shall mean the Common Stock representing 100% of the total issued and outstanding shares in the Company on a fully diluted basis which are currently owned by the Sellers and which shall be purchased by the Purchaser in accordance with the terms of this Agreement, as of the Closing.

     "Equipment Leases" shall mean leases of, and agreements to hire, equipment (including motor vehicles) to the Company including, without limitation, those listed in Section 3.14(c) of the Disclosure Schedule.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "GAAP" shall mean generally accepted accounting principles of the United States.

     "Governmental Licenses" shall have the meaning given to such term in
Section 3.17.

     "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any state of the United States or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

     "Hold Back Amount" shall mean the amount determined pursuant to the following formula:

     ($300,000) + (10% x 400,000 x A)

     where

     A = the average closing price of CDC Corporation Stock over the 10 trading days immediately preceding the Closing Date.

     "Inception Date" shall mean November 20, 2001, the date of incorporation of the Company.

     "Indemnified Party" shall mean the party being indemnified.

     "Indemnifying Party" shall mean the party indemnifying the other.

     "Indemnified Period" shall mean the period between Closing and one year from the Closing.

     "Insolvency Proceeding" means proceedings by or against a Person under the United States Bankruptcy Code or other insolvency law, or the bankruptcy or insolvency law of any jurisdiction of the United States which proceedings may include assignments for the benefit of creditors or proceedings seeking reorganization, arrangement or other similar relief.


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     "Installment Date" shall mean the date of any of the First Cash
Installment, the Second Cash Installment, the Third Cash Installment, the First Stock Installment, the Second Stock Installment, the Third Stock Installment, the Fourth Stock Installment, the Fifth Stock Installment, the Sixth Stock Installment, the Seventh Stock Installment, the Eighth Stock Installment, the Ninth Stock Installment, the Tenth Stock Installment, the Eleventh Stock or the Twelfth Stock Installment.

     "Intellectual Property" shall mean: (a) all copyrightable works, copyrights, design rights including all improvements, revisions, amendments, modifications or alternations and all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice), all improvements, revisions, amendments, modifications or alternations thereto; (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);
(e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights; and (g) the IP Assets.

     "IP Assets" shall mean the computer software in part or whole created, developed, designed, owned and/or licensed by the Company including, without limitation, c360 Core Productivity Pack (includes Console, Duplicate Detection, Multi-Field Search, Alerts, Relationship Explorer, Summary and Email Link), c360 Sales Productivity Pack (includes Forecast Manager and Web Connect), c360 Service Productivity Pack (includes Email to Case and My Workplace), c360 High-Tech Productivity Pack, c360 Customer Portal, c360 SDK (Software Development Kit) for Microsoft CRM, Active Widgets grid (3rd party item licensed for use by c360), Dev Express grid (3rd party item licensed for use by c360)..

     "Key Employees" shall mean each of Mr. John Gravely, Mr. Jeremie Desautels, Mr. Jeffrey Longoria, Mr. Sanin Saracevic and Ms. Lisa Patrick.

     "Law" shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction of the United States or any other applicable foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     "Liability" as used either singularly or in the plural shall mean any liability, debt or obligation of the Company, including any drawdowns under any loans made to the Company.

     "Licensed Intellectual Property" shall mean all Intellectual Property owned by a third party and licensed or sublicensed to the Company.

     "Lien" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such share, property or asset.

     "Loss" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses


                                                                               5

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(including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

     "Material Adverse Effect" shall mean a material adverse effect upon (financial or otherwise) the business, assets or results of operations or prospects of the Company.

     "Material Contracts" shall have the meaning given in Section 3.16(f).

     "Order" shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Owned Intellectual Property" shall mean all Intellectual Property owned by the Company.

     "Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

     "Proceeding" shall have the meaning give in Section 3.10.

     "Property Leases" shall mean all property leases executed by the Company that are effective as at the Closing including, without limitation, the lease of approximately 2,500 square feet of office space at One Dunwoody Park Suite 130 Atlanta GA 30338.

     "Records" means originals and copies, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and including, without limitation: (a) all relevant by-laws and certificates of incorporation, minute books, statutory books and registers, books of account and copies of taxation returns; (b) sales literature, market research reports, brochures and other promotional material;
(c) all sales and purchasing records; and (d) lists of all regular suppliers and customers.

     "Revenue" shall mean the actual consolidated revenues of the Purchaser and any of its Affiliates for professional services (including but not limited to training, support and remote assistance), maintenance, CRM license sales, add-on products, industry solutions and development tools all as related to the Microsoft Dynamics CRM platform in accordance with GAAP as may be agreed upon by the Purchaser and the Company, or (in the event such parties cannot agree) determined by a mutually agreed to auditor.

     "Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar U.S. federal statute and the rules and regulations of the SEC thereunder.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Sellers" shall have the meaning given in the Recitals hereto and "Seller" shall mean any of the Sellers.

     "Subsidiaries" when used in plural or "Subsidiary" when used singly shall mean, in relation to the Company, a corporate entity whose voting shares are owned more than 10% by the Company.

     "Total Consideration" shall have the meaning given to such term in Section 2.02.

     "Transaction Documents" shall mean this Agreement (and all relevant share transfers, share


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

certificates, board and shareholder resolutions and any other ancillary documents required for the consummation of this Agreement) and the Employment Agreements.

     "Transfer" shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Equity Interest, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title or interest or possession in or of the Equity Interest.

     "U.S." or "US" shall mean the United States of America.

     "Warranties" shall have the meaning given in Section 9 and "Warranty" shall have a corresponding meaning.

     1.02 Principles of Construction.

     (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States.

     (c) The singular terms include the plural and the plural terms include the singular.

     (d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     SECTION 2. SALE AND PURCHASE OF THE EQUITY INTEREST AND CONSIDERATION.

     2.01 Sale and Purchase of the Equity Interest.

     (a) Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained in this Agreement as of the Effective Date and on the Closing Date the Purchaser agrees to purchase the Equity Interest from the Sellers and each Seller agrees, jointly and severally, to sell, transfer, convey, assign and deliver the Equity Interest to the Purchaser.

     (b) Each of the Sellers hereby waives in favor of the Purchaser any pre-emptive or other rights that each Seller has now or might otherwise have in respect of any of the Equity Interest held by the Sellers prior to Closing. Each Seller agrees that the Equity Interest will be transferred free from any Lien and with all rights, including dividend rights, attached or accruing to them on and from the Closing Date.

     2.02 Consideration.

     (a) Total Consideration. Subject to terms and conditions hereof, the consideration to be paid for the Equity Interest by the Purchaser shall be an aggregate of $3 million in cash (the "Cash Consideration") paid in the manner set out in Section 2.02(c) and an amount of CDC Corporation Stock (the "Stock Consideration") paid in the manner set out in Section 2.02(e). The aggregate of the Cash Consideration and Stock Consideration shall be the "Total Consideration".


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

     (b) Hold back. An amount equal to up to the Hold Back Amount, shall be available to the Purchaser for the satisfaction of any indemnified event or circumstance brought by the Purchaser against any Seller or the Company pursuant to the indemnifications granted under Section 10, which arise during the Indemnified Period ("Hold Back Amount").

The Hold Back Amount shall be drawn exclusively from the Third Cash Installment (defined below).

     (c) Payment of Cash Consideration. The Cash Consideration shall be paid in three installments as follows:

          (i) a first installment of $1,250,000 payable on Closing ("First Cash Installment");

          (ii) a second installment of $875,000 payable on the nine month anniversary of Closing ("Second Cash Installment"); and

          (iii) a third installment of up to $875,000 less (A) that portion of the Hold Back Amount (if any and subject to the minimum thresholds set out in the final paragraph of Section 10.03) that are contested or not agreed upon or awarded under Section 10 and (B) the True Up Amount(if any) (defined in Section 2.02(d)) payable on the eighteen month anniversary of Closing ("Third Cash Installment").

     For avoidance of doubt, portions of the Hold Back Amount which are contested or otherwise not agreed upon at the time of the Third Cash Installment is payable shall be deducted from the Third Cash Installment and paid into an escrow account pending the final resolution of such matter pursuant to Section 10.

     For of avoidance of doubt, the payment of the Cash Consideration shall not be conditioned upon the employment, continued employment or achievement of any performance objectives of any of the Sellers with respect to the Employment Agreements. Each payment made as part of the Cash Consideration shall be paid by electronic transfer.

     (d) True Up of Cash Consideration. The "True Up Amount" (if any) shall be determined as follows:

          (i) Each of the Company and the Sellers hereby represent and warrant that the current assets of the Company as of February 13. 2006 is $292,000 (the "Actual Current Assets");

          (ii) Each of the Company and the Sellers hereby represent and warrant that the current liabilities of the Company as of February 13. 2006 is $117,000 (the "Actual Current Liabilities");

          (iii) The Closing Balance Sheet shall include the current assets of the Company as at the Closing Balance Sheet Date ("Closing Current Assets") and the current liabilities of the Company as at the Closing Balance Sheet Date ("Closing Current Liabilities");

          (iv) In the event that the difference between [Actual Current Assets - Actual Current Liabilities] - [Closing Current Assets - Closing Current Liabilities] (such difference the "Difference Amount") is greater than $70,000, then the True Up Amount shall equal:

               [Closing Current Assets - Closing Current Liabilities] - $70,000

          (v) In the event that the Difference Amount is less than or equal to $70,000, then


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

     the True Up Amount shall be zero.

          Example 1:

          Assuming that the Closing Current Assets are $192,000 and the Closing Current Liabilities are $117,000, then the Difference Amount would be [$292,000 - $117,000] - [$192,000 - $117,000] = $100,000. Because the
          Difference Amount is greater than $70,000, then the True Up Amount would equal [$100,000 - $70,000] = $30,000.

          Example 2:

               Assuming that the Closing Current Assets are $212,000 and the Closing Current Liabilities are $97,000, then the Difference Amount is [$292,000 - $117,000] - [$212,000 - $97,000] = $60,000. Because the
          Difference Amount is less than $70,000, then the True Up Amount would equal zero.

     (e) Payment of Stock Consideration. Subject to Section 2.02(g), the Stock Consideration shall be paid in twelve installments as follows:

          (i) a first, second, third, fourth, fifth, sixth, seventh and eighth installment of 50,000 shares of CDC Corporation Stock for each installment shall be payable respectively on the following dates: Closing ("First Stock Installment"), on the three month anniversary of Closing ("Second Stock Installment"), on the six month anniversary of Closing ("Third Stock Installment"), on the nine month anniversary of Closing ("Fourth Stock Installment"), on the twelve month anniversary of Closing ("Fifth Stock Installment"), on the fifteen month anniversary of Closing ("Sixth Stock Installment"), on the eighteen month anniversary of Closing ("Seventh Stock Installment") and on the twenty-one month anniversary of Closing ("Eighth Stock Installment"). The payment of the First Stock Installment, the Second Stock Installment, the Third Stock Installment, the Fourth Stock Installment, the Fifth Stock Installment, the Sixth Stock Installment, the Seventh Stock Installment and the Eighth Stock Installment shall not be conditioned upon the employment, continued employment or achievement of any performance objectives of any of the Sellers with respect to the Employment Agreements.

          (ii) the ninth, tenth, eleventh and twelve installments of the Stock Consideration shall be respectively payable (if any) on each of the following dates: on the twenty-four month anniversary of Closing ("Ninth Stock Installment"), on the twenty-seven month anniversary of Closing ("Tenth Stock Installment"), on the thirty month anniversary of Closing ("Eleventh Stock Installment") and on the thirty-three month anniversary of Closing ("Twelfth Stock Installment"). The payment of any of the Ninth Stock Installment, the Tenth Stock Installment, the Eleventh Stock Installment and the Twelfth Stock Installment to any particular Seller shall be conditioned upon the continued full time employment and to the extent of the Final Installment Payouts are achieved as set forth below of such Seller with respect to his/her Employment Agreement at the time such installment is to be issued; provided, however, that the preceding condition shall not apply in the event that such Seller was terminated as an employee for a reason other than Cause (as defined in the Employment Agreement). For the avoidance of doubt, if such Seller was terminated as an employee for a reason other than Cause and to the extent the Final Installment Payouts were not achieved, then such Seller is not eligible to receive Stock Consideration under the Ninth Stock Installment, Tenth Stock Installment, Eleventh Stock Installment or Twelfth Stock Installment which remain unpaid as of the date of such termination.


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

     The amount of CDC Corporation Stock to be issued in the Ninth Stock Installment, Tenth Stock Installment, Eleventh Stock Installment and Twelfth Stock Installment (each a "Final Installment Payout") shall be determined pursuant to the following formula:

          A = ( B / $9.0 million ) x 50,000

          where:

          A = The number of shares of CDC Corporation Stock to be issued in such installment; provided, however, that (i) in the event A is less than 40,000 (which shall mean that B is less than $7.2 million), then zero shares shall be issued and (ii) in the event A is great than 50,000 (which shall mean that B is greater than $9 million), then the maximum of 50,000 shares shall be issued; and

          B = the Revenue for the twenty-four month period immediately precedent the relevant stock installment.

          For the avoidance of doubt, in the event that the Revenue for the 24 month period immediately preceding the relevant stock installment is less than $7.2 million, the amount of CDC Corporation Stock issued with respect to the relevant stock installment shall be zero;

          For the avoidance of doubt, in the event that the Revenue for the 24 month period immediately preceding the relevant stock installment is greater than $9 million, the amount of CDC Corporation Stock issued with respect to the relevant stock installment shall be 50,000.

     (iii) The obligation to deliver Stock Consideration shall be deemed satisfied by delivery by a person authorized on behalf of CDC Corporation of irrevocable instructions to the Company's Transfer Agent (as defined in Section 3A.07) to issue such Stock Consideration to the Sellers entitled thereto and a stock certificate evidencing such stock has actually been delivered to the Sellers within a reasonable time after such time.

     (iv) In the event prior to the Installment Date for the payment of any Stock Consideration there shall be a stock split, reverse stock split, recapitalization, dividend or distribution (other than regular cash dividends), or other similar change on the shares of CDC Corporation Stock, the number of shares of CDC Corporation Stock to be issued as Stock Consideration in connection with this Section 2.02(e) shall be similarly adjusted so that the Sellers shall receive the number of shares of CDC Corporation Stock that such Seller would have received if such installment had be made immediately prior to such event.

     (f) Apportionment of Cash Consideration and Stock Consideration. All amounts paid to the Sellers under this Agreement (including both the Cash Consideration and the Stock Consideration) shall be apportioned between the Sellers on a pro-rata basis relative to each Sellers' percentage ownership of Equity Interest prior to Closing.

     (g) Confirmation of Seller Details in order to Deliver the Cash Consideration and Stock Consideration. All amounts paid to the Sellers under this Agreement (including both the Cash Consideration and the Stock Consideration) shall only be payable upon receipt of each Seller's banking details by the Purchaser. Exhibit 2.02(g)(A) sets forth the banking details for each Seller with respect to the First Cash Installment and the First Stock Installment.

     At least five Business Days prior to any subsequent Installment Date, each Seller shall send confirmation to the Purchaser of such Seller's banking details in the form set forth in Exhibit 2.02(g)(B), if such banking details have changed. In the event Purchaser delivers payment to the incorrect account address on account of the failure of the Seller to provide Seller's changed banking details, Purchaser shall not be obligated to deliver payment to Seller's correct details until Purchaser has recovered the amount delivered to the incorrect account address.

     (h) Failure to Promptly Deliver Cash Consideration or Stock Consideration. An "Event of Payment Default" shall occur hereunder if: the Purchaser fails to make any payment of the Total Consideration on the payment date and in accordance with the terms set forth in this section 2.02.

     For avoidance of doubt, it is not an Event of Default if the Purchaser fails to make any payment when due on account of the failure of the Seller to provide Seller's changed banking details to the Purchaser.

     (i) Rights on Default.

     If there shall occur any Event of Default, then the Sellers may declare the entire Total Consideration immediately due and payable, by notice in writing to the Purchaser, whereupon the entire unpaid Total Consideration shall automatically become due and payable, without any further requirement by the Sellers to give additional notice of any kind or character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding.

     Subject to applicable law, upon the occurrence and during the continuance of an Event of Default, the Total Consideration shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at the greater of the maximum rate allowable by law or twelve percent (12.00%) per annum ("DEFAULT RATE"). Upon any such declaration or automatic acceleration, such Total Consideration plus interest at the Default Rate shall become immediately due and payable the Sellers and the Sellers shall also be entitled to exercise all of its rights and remedies hereunder whether at law or in equity. No remedy herein conferred upon the Sellers is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity

     If any amount of the Stock Consideration issuable by the Purchaser is not considered issued pursuant to the provisions of Section 2.02(e)(iii) when due, the Stock Consideration Cash Equivalent (as defined below) of such Stock Consideration shall bear interest from the date such installment was due until the date such Stock Consideration is considered issued pursuant to the provisions of Section 2.02(e)(iii) at the Default Rate. For avoidance of doubt, failure by the Purchaser to make any payment when due on account of the failure of the Seller to provide Seller's changed banking details to the Purchaser shall not trigger this Section 2.02 (i). For purposes of the preceding sentence "Stock Consideration Cash Equivalent" shall mean the number of shares of CDC Corporation Stock for such Installment multiplied by the average closing price of CDC Corporation Stock over the 10 trading days immediately preceding the Installment Date for such Stock Consideration.

     In the event of litigation relating to making payment of or issuing the Cash Consideration or Stock Consideration, as the case may be, the prevailing party shall have the right to request the court to require the non-prevailing party to pay the prevailing party's reasonable legal fees incurred in connection with such litigation.

     2.03 Closing. The closing for the purchase and sale of the Equity Interest (the "Closing") shall be April ___, 2006 (the "Closing Date") at the offices of the Purchaser at Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328, USA, or (if not such date) as soon as possible thereafter, but in no event later than ten (10) Business Days after satisfaction of the conditions set forth in Section 7 and 8, or some other time, date and place as the Parties may agree. At the Closing:

     (a) the Purchaser agrees to purchase the Equity Interest from the Sellers, and the Sellers jointly and severally agree to: (i) sell, transfer, convey, assign and deliver the Equity Interest to the Purchaser; and (ii) give the undertakings and make the covenants set forth in this Agreement. Such issuance, sale, transfer, conveyance, assignment and delivery of the Equity Interest shall convey good and marketable title to the Equity Interest held by such Seller, free and clear of any and all Liens;

     (b) the Sellers shall deliver to the Purchaser share transfers and certificate(s) in a registrable form evidencing the Equity Interest duly endorsed in blank or with stock powers duly executed together with all duly executed documents and forms required for the stamping of the transfers in respect of the conveyance of the Equity Interest to the Purchaser in accordance with the Company's Constitution;

     (c) the Sellers and the Company shall also deliver to the Purchaser the opinions, certificates and further assurances as contemplated herein.

     The payment of the First Cash Installment and the First Stock Installment shall be the last action performed at Closing and shall be made promptly after receipt by the Purchaser of the Equity Interest, and are conditioned upon: (a) the execution of the other Transaction Documents; and (b) each of the other conditions precedent set out in this Section 2 and Section 7.

     SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.

     Each of the Company and the Sellers jointly and severally represents and warrants to, and for the benefit of the Purchaser as of the Effective Date and the Closing Date the following:

     3.01 Authority. (a) The Company has all requisite corporate authority and corporate approval required to enter into, execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and each of the other documents required to be entered into pursuant hereto. The Board, the Sellers (constituting all of the stockholders) have approved the transactions contemplated by this Agreement and each of the Transaction Documents. The affirmative votes of the holders of a majority of all shares of the Company issued and outstanding are the only votes of the holders of the Company's capital stock necessary to approve this Agreement and the Transaction Documents and the transactions contemplated therein. This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company (and the Sellers) in accordance with there terms. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company. No distress, execution or other similar order or process has been levied on any of the property or assets of the Company. No voluntary arrangement has been proposed or reached with any creditors of the Company. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Company. The Company is able to pay its debts as and when they fall due and the Company is not insolvent (net liabilities greater than net assets).

     Each of the Company and Sellers have full legal capacity, power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents, and to perform each of their obligations hereunder, thereunder and under each of the other documents required to be entered into pursuant hereto. This Agreement and each applicable Transaction Documents have been duly and validly executed and delivered by each Seller and when executed will constitute a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the bankruptcy of any Seller. Each Seller is able to pay its debts as and when they fall due.

     3.02 Organization and Authorization of the Company. (a) The Company is a corporation duly organized, validly existing, and in good standing under laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, use and lease its assets and properties. Immediately prior to Closing, the Company is duly qualified to do business as a chapter "S" corporation is in good standing in each jurisdiction where it carries on business.

     (b) During the preceding twelve (12) months from the Closing Date, the Company has only conducted business in United States of America, except as set forth on Section 3.02(c) of the Disclosure Schedule, and is duly qualified, licensed or admitted to do business in the State of Georgia. The Company has full corporate power to own its properties, assets and business and to carry on its business operations and has done everything necessary to do business lawfully in the aforementioned jurisdictions, including making all such filings required to be filed in such jurisdiction.

     (c) The name of each director and officer of the Company on the Effective Date and the Closing Date, and the position with the Company held by each, are listed in Section 3.02(c) of the Disclosure Schedule.

     (d) Prior to the execution of this Agreement, the Sellers and the Company have made available to the Purchaser true and complete copies of the Constitution and Records of the Company as in effect on the date hereof. The Records are: (i) complete, true and accurate; (ii) give a true and fair view of the trading transactions, financial and contractual position of the Company and of its assets and liabilities; (iii) as far as is relevant, have been prepared in accordance with all relevant laws; (iv) are in the possession of the Company in their original form.

     3.03 Capitalization & Ownership. (a) As at the Closing Date, the issued capital stock of the Company consists of 1,648,750 shares, of which 1,000,000 have been issued to Mr. John Gravely, 412,250 have been issued to Mr. Jeremie Desautels, 166,500 have been issued to Mr. Jeffrey L. Longoria, 25,000 have been issued to Mr. Sanin Saracevic, 25,000 have been issued to Ms. Lisa Patrick and 20,000 have been issued to Mr. Arvind Raman. All of the issued shares have been duly authorized and validly issued to the Sellers and are fully paid and non-assessable, have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company.

     Aside from the Equity Interest, there are no authorized, issued or outstanding shares of the Company. The Equity Interest comprises the whole of the issued ordinary share capital of the Company. The Sellers are the registered holders and beneficial owners of the Equity Interest. Upon the consummation of the Closing, 1,648,750 shares will be issued and outstanding to the Purchaser.

     (b) The Equity Interest is not, and shall not be, encumbered by any Lien or other interests of any other third party whatsoever. The Sellers collectively are the recorded and beneficial owners of all of the Equity Interest, free and clear of any Lien and any other limitation or restriction (including without limitation, any restriction on the right to vote, sell or otherwise dispose of the Equity Interest), and will transfer and deliver to the Purchaser at the Closing valid title to the Equity Interest free and clear of any Lien and any such limitation or restriction. None of the Equity Interest has been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein.

     (c) There are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or
(iii) options or other rights to acquire from the Company, pre-emptive rights, conversion rights, Liens or any other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively referred to as "Company Securities"). There is no option, right to acquire, pre-emptive rights, conversion rights, mortgage, charge, pledge, Lien or other form of security or any other agreement or commitment of any nature whatsoever, over or affecting the Equity Interest and there is no agreement or commitment to give or create any of the foregoing. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     (d) There is no restriction(s) on the sale or transfer of any of the Equity Interest to the Purchaser whatsoever.

     3.04 Subsidiaries. (a) As at the Closing Date, the Company has no Subsidiaries.

     3.05 Noncontravention. The execution, delivery and performance by the Sellers and the Company of this Agreement and the Transaction Documents do not, and the performance by the Sellers and the Company of their respective obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constitution or any resolutions of the shareholders or directors of the Company;

     (b) conflict with or result in a violation or breach of any term or provision of any Law or Order of any governmental, administrative or regulatory body applicable to any Seller or the Company or any of their respective assets and properties; nor

     (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Sellers or the Company to obtain any consent, approval or action under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Sellers or the Company or any of their respective assets or properties under, any contract or license to which the Sellers or the Company is a party or by which any of their respective assets or properties is bound.

     3.06 Governmental Approvals and Filings. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

     3.07 Books and Records. The minute books, statutory books and registers and other similar records of the Company, as made available to the Purchaser prior to the execution of this Agreement, contain a true and complete record of all actions taken at all Board, Board committee and shareholder meetings and by all written consents in lieu of meetings of the equity holders, the boards of directors and committees of the boards of directors of the Company, respectively. The share transfer ledgers and other similar records of the Company, as made available to the Purchaser, accurately reflect all record transfers prior to the execution of this Agreement in the equity of the Company.

     3.08 No Undisclosed Liabilities or Indebtedness. (a) Except for liabilities reflected in the unaudited balance sheet of the Company as of the Closing Date, the Company does not have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise). Without limiting the preceding paragraph, except as set forth in the unaudited balance sheet of the Company as of the Closing Date, the Company does not have any liability for: (i) indebtedness for money borrowed; (ii) the deferred purchase price of property or services; (iii) capital lease obligations; (iv) conditional sale or other title retention agreements; or (v) guarantees or other third party undertakings for any liability or obligation of any other Person for any matter which relates to or affects or will affect such parties or any of the Assets.

     3.09 Taxes. (a) The Company has duly filed all returns, computations, notices and information required to be made or provided by it for any tax purpose (including without limitation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) (the "Tax or Duty Return") and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or likely to be the subject of any dispute with any tax authority.

     (b) No Tax or Duty Return contains any statement that is either: (i) false or misleading in any respects; or (ii) omits to refer to any matter which is required to be included or without which the statement is false or misleading.

     (c) The Company has paid when due, and has withheld, deducted and accounted to the relevant authorities for, all taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (including without limitation provisional taxation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) which it has become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this Section 3.09(c) "a liability to pay" includes a liability to pay any penalty or interest. Neither the Company, nor any respective director or officer of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to the activities of the Company.

     (d) The Company has complied in all respects with all legislation, regulations, executive orders and directions relating to or associated with any taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions, except for such non-compliances which would not, individually or in the aggregate, constitute a Material Adverse Effect.

     (e) There are no outstanding or likely disputes or questions or demands between the Company and any Governmental or Regulatory Authority or agent thereof.

     (f) Except in respect of this Agreement and the Transactional Documents and as set forth in Section 3.08(a) of the Disclosure Schedule, all taxes payable in respect of every deed, agreement or other document or transaction to which the Company is or has been a party or by which it derives, has derived or will derive a material benefit have been duly paid and no such deed, agreement or other document is unstamped or insufficiently stamped. All applicable taxes, duties and any stamp duty payable on any transfer of the Equity Interest before the Closing has been duly paid.

     (g) All amounts of income tax required by any Law to be deducted by the Company from the salary or wages of employees have been duly deducted and, where required, duly paid.

     3.10 Litigation/Products. (a) There is no action, suit, arbitration proceeding, inquiry, claim or investigation pending against, threatened against or affecting either the Company or any Seller or any of their respective properties before any court or arbitrator or any governmental body, agency or official (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) (any "Proceeding"). So far as the Company and each Seller is aware, having made due and proper inquiries, there are no facts likely to give rise to any Proceeding.

     (b) Neither the Company, nor any Seller (as it relates to the Company) have commenced or settled any legal proceedings within the last two (2) years. There are no outstanding Orders by which the Company or any Seller (as it relates to the Company) or any of their securities, assets, properties or businesses are bound.

     (c) No claim has been made against the Company in connection with any defective product or services supplied by it in the course of carrying on its business and the Company has maintained insurance that is customary to the applicable industry and type of business, for at least the last three (3) years against any such claim.

     (d) Each of the IP Assets produced or sold by the Company is, and at all times up to and including the Closing Date, has been: (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) conforms to any promises or affirmations of fact made in respect of such IP Asset in the Material Contracts. There is no design defect, except for bugs which (i) do not materially impair the use of the Productwith respect to any such IP Asset and (ii) are logged in our development management system as they are discovered and each of such IP Assets contains adequate warnings, presented in a reasonably prominent manner, in accordance with all applicable laws, rules and regulations and current industry practice with respect to its content and use.

     3.11 Compliance With Laws and Orders. (a) The Company is not in violation of, and has not violated since November 20, 2001, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Order. Neither the Sellers nor any of the Company's directors, officers, or key employees (including the Key Employees) in relation to the Company, has committed any felony or any material breach of the requirements or conditions of any Law.

     3.12 Employees. (a) Section 3.12(a) of the Disclosure Schedule contains a list of: (i) the names, commencement date, title, annual salaries, other compensation (including any bonus or commission entitlements), any other benefits provided or which the Company is bound to provide (whether now or in the future) of all employees and officers of the Company and details of any other material terms and conditions of employment and contractors of such persons, all of which information is true and complete in all respects. None of the employees of the Company have indicated to any Seller or the Company that he/she intends to resign or retire as a result of the transaction contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

     (b) Section 3.12(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and the Company has not made any commitments to establish new or to expand existing Employee Plans. The Company has performed all obligations required to be performed under the Employee Plans and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders. There are no actions, suits or claims which have been filed, or, threatened or anticipated against any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, applicable Laws or Orders, without liability to the Company (other than ordinary administration expenses incurred in a termination event). There are no inquiries or proceedings that have been filed, or, threatened by any Governmental or Regulatory Authority with respect to any Employee Plan. The Sellers and the Company have furnished to the Purchaser copies of all Employee Plans (and if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports and most recent actuarial valuation report prepared in connection with any Employee Plan. Section 3.12(b) of the Disclosure Schedule identifies each Employee Plan which is (i) a Multiemployer Plan, (ii) a Title IV

Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Sellers and the Company have provided the Purchaser with complete age, salary, service and related data as of the Closing Date for all employees and former employees covered under any Title IV Plan.

     (c) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior finding and accrual practices, as adjusted to include proportional accruals for the period ending the Closing Date, will be discharged and paid in full prior to the Closing Date.

     (d) The Company has paid to the relevant Governmental and Regulatory Authority, all taxes, all contributions and other levies due in respect of all of the Company's employees and contractors (past and present) in respect of their employment or services up to the Closing Date.

     (e) With respect to each agreement with employees and contractors of the Company, the Company has duly performed and complied with all of its obligations (including, but not limited to, the making all payments for services rendered, and other benefits). The Company has duly complied with applicable employment regulations and Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practices. Each of the contracts entered into with employees, consultants or contractors of the Company is enforceable against the parties to it and there is no party in breach of, or in default under, such contract.

     (f) Each of the employees and contractors of the Company have executed a contractual agreement that contains: (i) a confidentiality clause; and (ii) an assignment of all rights that each employee or contractor might have in any of the Intellectual Property to the Company. No employee or contractor has any individual rights to the Intellectual Property and IP Assets, including the right to receive royalties or other payments from the Company.

     (g) Neither the Company nor any Seller has offered, promised or agreed for the future any variation in any employment or contractor/service agreement. Without limiting the generality of the preceding sentence, since January 1, 2006 there has been no material change in the remuneration or benefits of any executives, directors, officers or Key Employees of the Company, except as set forth in Section 3.12(g) of the Disclosure Schedule.

     (h) There is not in existence any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the employees, any contractors or any of them are or is or would be entitled to participate in the profits or shares of the Company, except as set forth in Section 3.12(h) of the Disclosure Schedule.

     (i) There is no industrial action or dispute existing or threatened or anticipated in respect of or concerning any of the current or former employees of the Company relating to or based on any facts or circumstances (or part thereof) arising or existing prior to Closing ("Employee Litigation"). There are no facts or circumstances which are likely to result in such a dispute.

     (j) Each employee of the Company has been devoting 100% of his/her business time during the Company's business hours to the conduct of the Company's business.

     (k) No loans or other advances have been made to any director, officer, employee or contractor of the Company.

     (l) Except as set forth in Schedule 3.12(l), since January 1, 2006, the Company has not dismissed any employee or terminated any contractor of the Company.

     (m) The Company has no current or projected liability in respect of post-employment or post retirement health or medical or life insurance benefits for retired, former or current employees or the Company.

     (n) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of incentive award) as a result of the transaction contemplated hereby, except to the extent contained in employment agreements offered by the Purchaser.

     3.13 Real Property and Business Premises. (a) The Company owns no real property whatsoever.

     (b) All of the commercial leases and subleases executed by the Company are in full force and effect, and the Company has not received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the commercial leased or subleased premises under any such commercial lease or sublease.

     (c) Section 3.13(c) of the Disclosure Schedule accurately describes all the business premises leased or occupied by the Company (the "Business Premises"). The Company has exclusive occupation of the Business Premises. The Company is not in breach of any term or obligation of any leases or licenses relating to the Business Premises. The Company has made all payments required by and has otherwise complied with the terms of each of the leases and/or licenses relating to the Business Premises. There are no current disputes relating to any of the Business Premises or their use.

     3.14 Tangible Personal Property and Plant & Equipment. (a) The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property including all plant and equipment used in the conduct of its business, including all tangible personal property reflected on the balance sheets included in the Closing Balance Sheet and tangible personal property acquired since the Inception Date other than property disposed of since such date in the ordinary course of business. All such tangible personal property including all plant and equipment that is owned by the Company is free and clear of all Liens and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     (b) Section 3.14(b) of the Disclosure Schedule is a complete list of all items of plant and equipment owned by the Company with a written down value in excess of $10,000 as at the Effective Date ("Plant and Equipment"). Each item of Plant and Equipment is in good repair taking into account normal wear and tear, is in satisfactory working condition and capable of doing the work for which it is designed and is physically in the possession of the Company.

     (c) Section 3.14(c) of the Disclosure Schedule is a complete list of all Equipment Leases. The Company has made all payments required by and has otherwise complied with the terms of each of the Equipment Leases.

     3.15 Intellectual Property. (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property set out in Section 3.15(a) of the Disclosure Schedule.

     (b) The Company has not infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties. The Company has not, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved (including any claim that the Company must license or refrain from using any Intellectual Property of any third party). No third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property that would have a Material Adverse Effect on the Company.

     (c) Section 3.15(c) of the Disclosure Schedules identifies each registered and unregistered (as indicated) copyright, trademark, trade name, service mark, domain name, patent, trade secret or other registration or other Intellectual Property which is owned by the Company and identifies each license, agreement, or other permission currently in effect pursuant to which the Company has granted to any third party rights with respect to any of the Intellectual Property other than in the ordinary course of business. The Company has delivered to the Purchaser correct and complete copies of all such registered and unregistered copyrights, trademarks, trade names, mask works, service marks, domain names, patents, registrations, applications, licenses, agreements, and permissions or other Intellectual Property (as amended to date) and have made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of rights of each such item. With respect to each item of Intellectual Property identified in
Section 3.15(c) of the Disclosure Schedule:

          (i) the Company possess all right, title, and interest in and each item, or has the valid right to use each item, free and clear of any Liens and the Company has not assigned or in any way disposed of any right, title or interest in any item;

          (ii) each item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is threatened which challenges the legality, validity, enforceability, use, or ownership of each item;

          (iv) except for indemnifications provided in the ordinary course of business, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to each item; and

          (v) each item is valid and enforceable in every jurisdiction the Company conducts business; and

          (vi) the Company has taken all necessary steps to obtain and maintain appropriate registrations for each item and to protect and defend each item.

     (d) Section 3.15(d) of the Disclosure Schedules lists the items of Intellectual Property that any third party owns and that the Company use pursuant to applicable licenses, sublicenses, agreements, or permission. With respect to each item of Intellectual Property required to be identified on
Section 3.15(d) of the Disclosure Schedule:

          (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable according to the applicable terms by the applicable party against the other party thereto, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

          (iii) the Company is not in breach or default of any such license, sublicense, agreement or permission, and to the Knowledge of the Company no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no current or former customer to such license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (v) no party to the license, sublicense, agreement, or permission has overtly repudiated any provision thereof by written notice to the Company or any representatives thereof;

          (vi) no underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

          (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed, is threatened, or is pending against the Company in relation to any underlying item of Intellectual Property and no owner of such Intellectual Property has threatened any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

          (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than pursuant to in the ordinary course of business; and

          (ix) the Company has not taken any action or inaction or assisted any other person to take any action or inaction with such Intellectual Property that infringes upon, misappropriate, or otherwise misuses any such Intellectual Property.

     (e) There is no software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("OPEN SOURCE MATERIALS") that is included in any IP Assets or Company Intellectual Property, or that is otherwise used by Company in any way. Except as explicitly set forth in Section 3.15(e) of the Disclosure Schedules, Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any IP Assets or Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any IP Assets or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for Company or any Subsidiary with respect to any IP Assets or Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any IP Assets or Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

     (f) there has not been:

          (i) any infringement of any of the Company's Intellectual Property rights by any third party or any infringement by the Company of any third party's Intellectual Property rights;

          (ii) any misuse or unauthorized disclosure of the Company's confidential information; or

          (iii) any other act which may affect the validity or enforceability of the Intellectual Property rights of the Company.

     (g) None of the Company or any Seller are aware, having made due and proper inquiries, of any inappropriate, improper, unpermitted or infringing use by any other person of any of the business names or the trade marks owned or used by the Company.

     3.16 Contracts.

     (b) There are no contracts or obligations, agreements or arrangements involving the Company and no practices in which the Company is engaged, which are void, illegal, unenforceable, registerable or under which contravene in any material respect, any fair competition legislation or regulations of any applicable Governmental or Regulatory Authority, nor has the Company received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

     (c) The Company has duly performed and complied at all times with its obliations under all Material Contracts. None of the Material Contracts entered into by the Company are known to the Company or any Seller to be likely to result in a loss for the Company. The Company has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.

     (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, with respect to the Material Contracts:

          (i) the Company is not under any obligation which cannot readily be fulfilled, performed or discharged by it on a timely basis and without undue or unusual expenditure or effort or loss;

          (ii) there are no grounds for rescission, avoidance, repudiation or termination (other than those as set out in the respective contracts) and neither the Company nor any officer, director or any Key Employees of the Company have received notice of rescission or termination;

          (iii) each is valid, binding and enforceable against the parties to it and there is no party in material breach of, or in default under, any such contract and each will be enforceable by the Company after Closing; and

          (iv) none contain any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibits or limits the ability of any Person to compete with the Company.

     (e) following a change in the: (i) control of the Company, (ii) composition of the Board; or (iii) ownership of the Equity Interest, any of the Company's customers, suppliers or licensors which relate to Material Contracts would, cease to remain customers, suppliers or licensors to the same extent and of the same nature as prior to the date hereof or a right to terminate or vary the Material Contract would be created.

     (f) Section 3.16(f) of the Disclosure Schedule contains a true and correct complete list of all of the following agreements, instruments, written contract or other arrangement, together with any related amendments, waivers, supplements, work orders, notices as to termination or change thereunder, to which the Company or any Seller (as it relates to the Company) are a party, if any (the "Material Contracts"), complete and accurate descriptions of which are contained Section 3.16(f) of the Disclosure Schedule:

          (i) all end user license agreements or other license agreements (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2005;

          (ii) all indirect resellers, original equipment manufacturer's, distributorship, franchise, dealer, sales agent, joint venture and partner agreements pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2005;

          (iii) all support agreements (or group of related agreements) pursuant to the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2005;

          (iv) all service, consultancy or advisory agreements or agreements to provide work to third parties (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2005;

          (v) all agreements for the purchase or sale of products (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2005.

          (vi) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a rolling period of more than one year or involve consideration in excess of $10,000 annually;

          (vii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or other obligation, having a value in excess of $10,000 annually;

          (viii) any currently effective profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees;

          (ix) any outstanding agreement under which the Company has advanced or loaned any amount in excess of $10,000 (excluding loans associated with travel and meal expenses);

          (x) any agreement pursuant to which the Company has an obligation to pay royalties or make other payments in connection with the sale of products or services, in excess of $10,000;

          (xi) any other agreement (or group of related agreements), other than employment-related agreements or agreements with contracts, the performance of which involves payment by the Company of annual consideration in excess of $50,000 after the Closing;

          (xii) all contracts related to the disposition or acquisition of assets in excess of $50,000, including any contracts related to the merger, consolidation, reorganization or any similar transaction of the Company;

          (xiii) all contracts or certified summaries of the relevant provisions that limit payment of dividends or require financial ratios or financial covenants to be met or which have the effect of altering any of the rights or obligations of or encumbering any of the Assets;

          (xiv) all agreements or related agreements for the lease obligations of real property or plant and equipment of the Company in excess of $10,000 annually;

          (xv) all insurance contracts of the Company;

          (xvi) all escrow agreements (including software escrow agreements), arrangements or promises of the Company;

          (xvii) any other contract creating or relating to any sharing of revenues, profits, losses, costs or liabilities pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2005;

          (xviii) any contract creating or involving any agency relationship, distribution arrangement or franchise relationship pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2005; and

          (xix) any contract which provides for indemnification of any officer, director, employee or agent of the Company.

     3.17 Licenses. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by any regulatory agencies or bodies in any jurisdiction that the Company conducts business. The Company is in compliance with the terms and conditions of all such Governmental Licenses. All of the Governmental Licenses are valid and in full force and effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller or the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

     3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all material liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the material assets and properties of the Company and that have been issued to the Company. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in
Section 3.18 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The Company has not received any notice that any insurer under any policy referred to in this Section 3.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     3.19 Brokers or Finders. Except as set forth in Schedule 3.19, the Company has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, consulting fees or any similar charges in connection with this Agreement. For the avoidance of doubt, any brokerage, finders' fee, agents' commissions, consulting fees or any similar charge(s) in relation to or associated with this Agreement, will be paid by the Sellers.

     3.20 Disclosure and Information. (a) No representation or warranty contained in this Agreement and given by, or on behalf of, any Seller or the Company or any Key Employee and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement (including, without limitation, the Company's Financial Statements), contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any respect. The facts set out in the Disclosure Schedule are true and accurate in all material respects.

     (b) (i) There are no material facts or circumstances relating to the Equity Interest, the Company, any of the Assets or the financial position, operations, or profitability of the Company which have not been fully and properly disclosed to the Purchaser in accordance with this Agreement. (ii) There are no facts or circumstances which might reasonably be expected to have a Materially Adversely Effect on the financial position, operations, profitability or prospects of the Company, which have not been fully and properly disclosed to the Purchaser in accordance with this Agreement.

     3.21 Environmental Matters (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or threatened by any government entity or other Person with respect to any matters relating to the Company and relation to or arising our of any Environmental Law. (ii) There are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any liability of or relating to the Company arising under or relating to any Environmental Law.

     3.22 Financial Representations. (a) Section 3.22(a) of the Disclosure Schedule contains the unaudited consolidated balance sheets of each of the years ending 2003, 2004 and 2005 and related unaudited consolidated statements of income and cash flows and the unaudited interim consolidated balance sheets for the 3 months ending March 31, 2006 and the related unaudited interim consolidated statements of income and cash flows of the Company fairly present, in conformity with generally accepted accounting principles applied on a consistent basis.

     (b) All accounts receivable reflected on each of the consolidated and audited balance sheets for the twelve (12) months preceding December 31, 2005 and in the unaudited balance sheet for the 3 months preceding the Closing Date of the Company and all accounts receivable arising subsequent to the Closing Date (collectively the "Accounts Receivable"): (i) have arisen from bona fide sales transactions in the ordinary course of the business on ordinary trade terms; (ii) represent valid, enforceable and binding obligations due to the Company; (iii) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof without valid set-off or counterclaim; and (iv) are not subject to any counter claim or set off.

     (c) Section 3.22(c) of the Disclosure Schedule describes the names and locations of all banks and financial institutions in which there are accounts or safe deposit boxes maintained by, or for the benefit of, the Company, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

     (d) All forecasts and projections of any future financial results or sales pipeline activities of the Company provided to the Purchaser by or on behalf of the Company, any of the Company's management or any Seller were prepared in good faith and were based upon reasonable assumptions. There was at the time of the Closing no matters or circumstances that were known by the Company, any Seller or any Key Employee that would have had a Material Adverse Effect upon the actual and projected financial results of the Company.

     (e) The Company is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy an obligation of any Person. No letter of comfort has been given by the Company.

     3.23. Absence of Changes. Except as disclosed in the Disclosure Schedules, since January 1, 2006 and until Closing, there has not been any change in the business, condition (financial or otherwise), operations or results of operations of the Company that would result in a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2006 and until Closing:

     (a) The Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible other than in the ordinary course of business;

     (b) The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Assets or for any liabilities other than in the ordinary course of business;

     (c) No Person (including each Seller and the Company) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Company is a party or by which they or any of them are bound, other than terminations and cancellations of agreements which occur in the ordinary course of business;

     (d) The Company has not imposed, or agreed to, or suffered the imposition of any lien in excess of $10,000 upon any of the Assets, tangible or intangible;

     (e) The Company has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000;

     (f) Except as set forth in Schedule 3.23(f), the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving individually more than $10,000 other than pursuant to agreements with suppliers that were entered into in the ordinary course of business;

     (g) The Company has not issued any note, bond, debenture or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually;

     (h) Excepting Known Proceedings, the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000;

     (i) There has been no change made or authorized in the Constitution of the Company;

     (j) Except as set forth in Schedule 3.23(j), the Company has not issued, sold or otherwise disposed of any of their capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their capital stock other than necessary or desirable to effectuate the actions contemplated in this Agreement;

     (k) The Company has not declared, set aside or paid any dividend or made any distribution with respect to their capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of their capital stock;

     (l) The Company has not experienced any damage, destruction, loss (whether or not covered by insurance) or material interruption to the Assets in excess of $10,000;

     (m) The Company has not made any loan to any of its directors, officers or employees, or entered into any other compensation transaction with any of their directors, officers or employees;

     (n) The Company has not entered into or modified the terms of any employment or severance agreement or arrangement;

     (o) Except as set forth in Schedule 3.23(o), the Company has not granted any increase in the base compensation or any other forms of compensation of any of their directors, officers or employees;

     (p) The Company has not changed any of its methods of accounting or material accounting practices in any respect;

     (q) The Company has not entered into any transaction, commitment or obligation or taken any other action inconsistent with their past practices;

     (r) The business of the Company has been carried on in the ordinary and usual course and no contracts or commitments differing from those ordinarily necessitated by the nature of that business have been entered into or incurred;

     (s) There has been no change in the assets, the liabilities or the financial position or profits of the Company except changes in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the Company;

     (t) The business or financial position of the Company has not been materially and adversely affected by any matter, either financial or otherwise and whether covered by insurance or not;

     (u) There has been no alteration to the rights attached to any of the Equity Interest or to the capital structure of the Company;

     (v) No additional directors have been appointed to the Company; and

     (w) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business.

     3.24 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     3.25 No Illegal Payments, etc. Neither the Company nor any of its officers, employees, agents or Affiliates has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or is in a position to help or hinder the business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office.

     3.26 Product, Services and Assets.

     (a) There are no current or threatened disputes with regards to the Company's current version of its IP Assets. The Company's IP Assets have been successfully installed and utilized by customers of the Company.

     (b) No IP Assets sold, leased or delivered by the Company and no support or service provided by the Company to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity (including without limitation as to product or service reliability, security, interoperability, compatibility (forward and backward), upgrade path or upgrade timing) except as expressly set forth on those contracts with customers copies of which have been provided to the Purchaser.

     (c) The Company is the legal and beneficial owner of all its Assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any Asset.

     (d) The Assets are sufficient to enable the effective conduct of the business of the Company after Closing as it is carried on at the date of this agreement and at Closing.

     3.27 Substantial Customers and Suppliers. (a) For purposes of this Section 3.27(a), a "Material Customer" shall mean any of the twenty (20) customers of the Company, taken as a whole, with the highest attributed revenues for the period of January 1, 2004 through March 31, 2006. Section 3.27(a) of the Disclosure Schedule lists the Material Customers (whether direct or indirect) and applicable contracts of the Company. Each of the Material Customers, related contracts and attributed revenues are not duplicative or redundant. With respect to the applicable contracts with Material Customers, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company's relationship with each Material Customer is good and there are no facts or circumstances to the Knowledge of the Company of: (a) any dispute threatened, actual or pending between the Company and any Material Customer; or
(b) any desire or plan of any Material Customer to terminate or modify such relationship.

     (b) For purposes of this Section 3.27(b), a "Material Supplier" shall mean any of the top ten (10) third party suppliers of the Company, taken as a whole with the highest attributed costs or the basis of costs for the period January 1, 2004 through March 31, 2006. Section 3.27(b) of the Disclosure Schedule lists the material suppliers. With respect to the applicable contracts with Material Suppliers, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company's relationship with each Material Supplier is good and there are no facts or circumstances to the Knowledge of the Company of: (a) any dispute threatened, actual or pending between the Company and any Material Supplier; or (b) any desire or plan of any Material Supplier to terminate or modify such relationship.

     (c) None of the Sellers or the Company has notice, or is aware of any facts or circumstances, that any Material Customer or Material Supplier has ceased, materially reduced or threatened to cease or materially reduce, its purchases or supplies (as the case may be).

     3.28 No Bankruptcy or Insolvency (a) No order has been made, or petition presented, or resolution passed for the winding-up or bankruptcy of the Company or any Seller. None of the Sellers or the Company has had:

     (i) any petition or order for winding-up or bankruptcy filed against it;

     (ii) any appointment of a receiver over the whole or part of the undertaking of its assets;

     (iii) any petition or order for administration against it;

     (iv) any voluntary arrangement between any creditor and it;

     (v) any distress or execution or other process levied in respect of it which remain undischarged; or

     (vi) any unfulfilled or unsatisfied judgment or court order against it over the amount of $5,000.

     (b) None of the Sellers or the Company is insolvent (total liabilities greater than total assets) and each can pay its debts as and when they fall due.

     (c) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company or any Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company or any Seller.

     SECTION 3A. REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO SECURITIES LAW MATTERS.

     Each Seller represents and warrants to, and for the benefit of the Purchaser as of the Effective Date, the Closing Date and each Installment Date, the following:

     3A.01 Business or Financial Experience. By reason of his/her business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with Purchaser, and who are not compensated by Purchaser, he/she has the capacity to protect his/her own interests in connection with the acquisition of the Stock Consideration.

     3A.02 Investment Intent. Each of the Sellers is acquiring the Stock Consideration for investment for his/her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. He/she understands that the Stock Consideration has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of such Seller's investment intent and the accuracy of such Seller's representations as expressed herein.

     3A.03 Unregistered Stock. Each of the Sellers acknowledge and agree that the CDC Corporation Stock issued as part of the Stock Consideration shall not have been registered under the Securities Act, or under any securities laws of any state of the United State and shall be deemed "restricted securities". Such CDC Corporation Stock may be resold or transferred only: (i) pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 thereunder; (ii) outside the United States in accordance with Regulation S under the Securities Act; or (iii) in reliance upon another available exemption from the registration requirements of the Securities Act. Further, each of the Company and the Sellers acknowledge and agree that Rule 144 of the Securities Act permits only limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or an Affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one (1) year from the date such person had been issued such securities; the availability of certain public information concerning the issuer; the sale being through a broker in an unsolicited "broker transaction" or in a transaction directly with a market maker (as this term is defined in the Securities Exchange Act of 1934); and that any sale of such securities may be made only in limited amounts during any three-month period not exceeding specified limitation.

     3A.04 Legend. Each of the Sellers acknowledges and agrees that the CDC Corporation Stock issued as part of the Stock Consideration shall bear the following legend:

     "The Class A common shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state of the United States. These securities may be resold or transferred only (1) pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 thereunder, (2) outside the United States in accordance with Regulation S under the Securities Act, (3) in reliance upon another available exemption from the registration requirements of the Securities Act subject, in each case described above, to the receipt by the company or the company's agent of any necessary certifications or endorsements relating to the compliance with the restrictions on transfer applicable to the Class A common shares and, in the case of any transfer pursuant to clauses (1), (2) or (3) above an opinion of counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with applicable state and securities laws."

     3A.05 Opportunity to Discuss. The Seller has had an opportunity to discuss the business, management and financial affairs of CDC Corporation with CDC Corporation's management.

     3A.06 Additional Certifications, Opinions, etc. The Seller acknowledges that, on any proposed resale of the Stock Consideration, if requested by Bank of New York, as transfer agent (the "Transfer Agent") of CDC Corporation, it will be required to furnish to the Transfer Agent such certifications, legal opinions and other information as the transfer agent may reasonably require to confirm that the proposed sale complies with the restrictions on transfer under applicable United States state and Federal securities laws.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     4.01 Organization of the Purchaser. The Purchaser represents and warrants that the Purchaser is (i) a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents, including the full right and authority to cause the issuance of the CDC Corporation Stock in accordance with the terms and condition of this Agreement and (ii) is a wholly owned subsidiary of CDC Corporation. All of the shares of CDC Corporation Stock to be issued to the Sellers have been duly authorized and, upon issuance, will be validly issued, fully paid, and nonassessable. Once executed by the Purchaser, this Agreement and the Transaction Documents required to be executed by the Purchaser have been duly and validly executed and delivered by the Purchaser and when duly executed will constitute a legal, valid and binding obligation of the Purchaser enforceable against such Purchaser subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     4.02 Authority; No Conflict. Neither the execution and delivery of this Agreement and the Transaction Documents by Purchaser nor the consummation or performance of any of the transactions contemplated by this Agreement and the Transaction Documents by Purchaser will, directly or indirectly (with or without notice or lapse of time): (i) constitute a breach any provision of Purchaser's certificate of incorporation or bylaws; (ii) to the Knowledge of Purchaser, constitute a breach or give any Governmental Body or other Person the right to challenge any of the Transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any legal requirement to which Purchaser may be subject; or (iii) constitute a breach of any resolution adopted by the board of directors of Purchaser; or (iv) any constitute a breach of any contract to which Purchaser is a party or by which Purchaser may be bound which breach would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

     4.03 Broker Fees. No agreement, explicit or implied, with any person for brokerage fees, commissions or payments in connection with this transaction have been entered into.

     4.04 Governmental Approvals and Filings. To the Knowledge of the Purchaser, the execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

     4.05 Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Purchaser's knowledge, no such Proceeding has been threatened.

     SECTION 5. COVENANTS OF THE SELLERS AND THE COMPANY.

     Each Seller and the Company, jointly and severally, covenants and agrees with the Purchaser that, at all times from and after the Effective Date until the Closing and, with respect to any covenant, agreement or appointment by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, each Seller and the Company will comply with all covenants and provisions of this Section, except to the extent the Purchaser otherwise consent in writing.

     5.01 Financial Statements. (a) Prior to Closing, the Company and the Sellers shall deliver to the Purchaser true and complete copies of the: (i) audited consolidated financial statements of the Company for March 31, 2006, together with a true and correct copy of the report on such audited information and all letters from the auditors, with respect to the results of such audits; and (ii) the management accounts for the March 31, 2006 months preceding the Closing Date. All such financial statements will be reconciled to GAAP and fairly present the financial condition and results of the consolidated operations of the Company as of the respective dates thereof and for the respective period covered thereby.

     (b) Prior to Closing, the Company and the Sellers shall deliver to the
Purchaser: (i) projected consolidated statements of operations, shareholders' equity and cash flows for the calendar years 2005 and 2006 (by month); and (ii) the Company's operating budget for calendar years 2005 and 2006 (by month). Such projections noted in Sections 5.01(b)(i) and (ii) were prepared based on assumptions which in the Company's and the Sellers' determination were reasonable and made in good faith.

     5.02 Books and Records. If at any time after the Closing, any Seller discovers in its possession or under its control any other Records, such Seller shall forthwith deliver as make available such Records to the Purchaser at the offices of the Company.

     5.03 Fulfilment of Conditions. Each Seller and the Company will execute and deliver at the Closing each instrument that the Sellers and the Company are required under this Agreement to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Purchaser contained in this Agreement and shall not permit the Company to take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, each Seller and the Company shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Sellers or the Company under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

     5.04 Notice and Cure. The Sellers and the Company shall notify the Purchaser promptly in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Sellers or the Company under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company and the Sellers shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Purchaser to seek indemnity under this Agreement.

     5.05 Conduct of Business in Ordinary Course. From and after the Effective Date and prior to the Closing Date, the Company will not and the Sellers will not cause the Company to take any actions inconsistent with Section 3.23 or which will lead to a Material Adverse Effect occurring. With the exception of the provisions set forth in this Agreement and the transaction contemplated herein, the Company will carry on (and the Sellers shall cause the Company to carry on) their business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use efforts consistent with past practice and policies to preserve intact their respective present business organization, keep available the services of their respective present officers, consultants and employees and preserve their relationships with customers, suppliers and distributors and others having business dealings with them. The Sellers shall cause the officers of the Company to confer at such times as the Purchaser may reasonably request with representatives of the Purchaser to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company. Notwithstanding the foregoing, the Sellers and the Company may not and will not without the prior written consent of the Purchaser (which shall not be unreasonably withheld):

     (a) other than in the ordinary course of business consistent with prior practice, enter into any commitment or transaction, including but not limited to any purchase of assets (other than supplies or cash equivalents) for a purchase price in excess of $25,000;

     (b) other than in the ordinary course of business consistent with prior practice, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights;

     (c) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any respect the terms thereof in an adverse manner; or

     (d) modify in any material respect existing discounts or other terms and conditions with third parties in a manner adverse to the Company.

     5.06 Indebtedness. Without obtaining the prior written consent of the Purchaser (which shall not be unreasonably withheld) neither any Seller nor the Company will: (a) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise; (b) cause any existing debt facility to be drawn down.

     5.07 Cooperation. Each Seller and the Company agree and undertakes to promptly use their reasonable efforts to assist the Purchaser to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

     5.08 Access to Information. From the Effective Date until the Closing Date, the Sellers will (i) give, and will cause the Company to give, the Purchaser and its Representatives (defined below) full access to the offices, properties, books and records of the Company and to the books and records of the Sellers relating to the Company; (ii) furnish, and will cause the Company to furnish to the Purchaser and its advisors such financial and operating data and other information relating to the Company as such Persons shall request and (iii) instruct employees and advisors of the Sellers to cooperate with the Purchaser in its investigations of the Company. For the avoidance of doubt, no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representations, warranty or agreement given or made by the Sellers hereunder. "Representatives" shall refer to ant of the Purchaser's officers, directors, employees, agents, counsel, accountants, financial advisors, consultants or other representatives.

     5.09 Insurance. The Sellers and the Company will maintain in force up to the Closing Date policies of insurance of the same character and coverage as those described in Section 3.18 of the Disclosure Schedule, and the Sellers will promptly notify the Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing Date.

     5.10 Power of Attorney. Upon Closing, each Seller hereby appoints the Purchaser to be its attorney in relation to the Purchaser's relevant Equity Interest from the Closing until the relevant Equity Interest is registered in the name of the Purchaser. The Purchaser may do in the name of each Seller and on its behalf everything necessary or expedient, in the Purchaser's sole discretion to: (a) transfer the relevant shares; (b) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the relevant Equity Interest; (c) receive any dividend or other entitlement paid or credited to any Seller in respect of the relevant Equity Interest; (d) do any other act or thing in respect of the relevant Equity Interest. Each Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by such Seller and agrees to ratify and confirm whatever the Purchaser does in exercising powers under this power of attorney. Each Seller declares that this power of attorney of the Purchaser is given for valuable consideration and is irrevocable from the Closing until the relevant Equity Interest is registered in the name of the Purchaser.

     5.11 Noncompetition. (a) Each of the Sellers agrees that for a period between the date of such Seller's Employment Agreement and one full year after the termination of such Seller's Employment Agreement, he/she shall not engage, either directly or indirectly, as an officer, director or employee with the same or substantially similar duties as such Seller performed as an employee under his/her Employment Agreement in any sole proprietorship, corporation, partnership, limited liability company, joint stock association or similar entity, in the states in which products for Microsoft Dynamics CRM platform had been sold during the preceding 365 days in the business of providing customer relationship management products or services that are then provided by Purchaser or are currently planned and budgeted to be offered by Purchaser within the next 12 months thereof, as documented in written strategic plans (the "Business").

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions and shall be valid and enforceable under such applicable law. Each Seller acknowledges that the Purchaser would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. Each Seller agrees that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Sellers consents to the entry thereof.

     SECTION 6. COVENANTS OF THE PURCHASER.

     The Purchaser covenants and agrees with the Sellers and the Company that, at all times from and after the Effective Date until the Closing, the Purchaser will comply with all covenants and provisions of this Section, except to the extent the Sellers and the Company may otherwise consent in writing.

     6.01 Notice and Cure. The Purchaser shall notify the Company in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Purchaser under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Purchaser shall notify the Company promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Company or the Sellers to seek indemnity under this Agreement.

     6.02 Fulfilment of Conditions. The Purchaser will execute and deliver at the Closing each instrument that the Purchaser is required to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Sellers and the Company contained in this Agreement and shall not take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, the Purchaser shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Purchaser under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

     6.03 Cooperation. The Purchaser agrees and undertakes to promptly use its reasonable efforts to assist the Sellers to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory Authorities, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

     6.04 Payment and Issuance of Total Consideration. The Purchaser covenant and agrees to promptly cause the issuance of the Stock Consideration and pay all Cash Consideration, on the dates due to Sellers, in accordance with the terms and conditions of this Agreement.

     SECTION 7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

     The obligations of the Purchaser under this Agreement are subject to the fulfilment, at or before the Closing of each of the following conditions the satisfaction of which will be determined by the Purchaser acting reasonably (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

     7.01 Representations and Warranties. Each of the representations and warranties made by the Sellers and/or the Company in this Agreement and the Transaction Documents and all facts specified in the Disclosure Schedules shall be true and correct in all respects in which they are given on and as of the Closing Date.

     7.02 Performance. Each Seller and the Company shall have performed and complied with, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by any Seller or the Company at or before the Closing.

     7.03 Certificates. On the Closing Date, the Seller shall have delivered to the Purchaser a certificate from the company secretaries of the Company and a certificate from at least one officer of the Company prior to Closing substantially in the form and to the effect of Exhibit 7.03(a) and 7.03(b) attached hereto.

     7.04 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller and the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date. Each such consent, approval and actions of, filings with and notices to any third party, Governmental or Regulatory Authority are set out in Section 7.04 of the Disclosure Statement. The Purchaser shall have received duly executed copies of all such consents and releases and there will not be any consents or releases which have not been received and are required to be received. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     7.05 Opinion of Counsel. The Purchaser shall have received the opinion of the Company's and the Sellers' legal counsel on the Closing Date, containing substantially the opinion to the effect of Exhibit 7.05 attached hereto.

     7.06 Key Employees. Each of the Key Employees shall have executed an Employment Agreement.

     7.07 Proceedings. All proceedings to be taken on the part of the Sellers or the Company in connection with the transactions contemplated by this Agreement, the Transaction Document and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.08 Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Purchaser's ownership or operation of all or any portion of the Equity Interest or the underlying assets of the Company, or to compel the Purchaser's to dispose of or hold separate all or any portion of its or the Equity Interest or the Company's business or assets as a result of the transactions contemplated by the Agreement; or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     7.09 No Material Adverse Change. From the Effective Date to the Closing Date and as at the Closing Date, there shall not have occurred any Material Adverse Effect on the Equity Interest, any of the Assets or any operation or financial performance of the Company.

     7.10 Share Transfers/Certificates. The Purchaser shall have received duly executed transfers of the Equity Interest in its favor, in a registrable form and in accordance with the Company's Constitution representing the Equity Interest, together with share certificates for such Equity Interest and all other consents, approvals and/or documents needed by the Purchaser to register the transfers and obtain ownership of the Equity Interest as the Purchaser may require.

     7.11 Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company will be terminated, waived or satisfied as of the Closing Date.

     7.12 Closing Documents. All closing documentation must be received by the Purchaser, including but not limited to the Company and each Key Employee having entered into the Employment Agreements.

     7.13 Board Approval of the Company. The Board of the Company shall have:
(a) approved the execution of the Transaction Documents and the transactions contemplated herein and therein; (b) approved the transfer of the Equity Interest; (c) resolved and directed that subject to the payment of stamp duty, the transfers of the Equity Interest are, registered; and (d) approved the appointment of the representatives of the Board selected by the Purchaser and the resignation of all directors who were on the Board prior to the Closing, but so that a properly constituted board of directors is in existence at all times.

     7.14 Board Appointee. Effective as of the Closing Date, the designees of the Purchaser shall have been elected to the Board and the current directors of the Company shall have resigned, but so that a properly constituted board of directors is in existence at all times.

     7.15 Shareholders Approval. On or before the Closing Date, each Seller shall have approved the execution of this Agreement, each Transactional Document and the transactions contemplated herein and therein by both the Company and each such Seller.

     7.16 Completion of Due Diligence. The Purchaser shall have completed all necessary due diligence investigations to its satisfaction.

     7.17 Approval of the Purchaser's Board of Directors or delegated subcommittee and Approval of each of the Seller's Boards. The board of directors of the Purchaser or its delegated subcommittee shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein; and

     7.18 Third Party Consent. Each of the following Persons consenting to the change of control of the Company as anticipated by this Agreement and agreeing not to terminate their respective agreements in a form satisfactory to the
Purchaser:

     (a) The c360 Offshore Software Solutions Ltd. offshore development contract;

     (b) The building lease agreement with Dunwoody Park Partners, Inc.;

     (c) All other third parties to any Material Contracts which require approval in the event of a change of control.

     The Company shall have given the notice of change of control required to be given pursuant to the software license agreement with ActiveWidgets Ltd.

     7.19 Change of Bank Authorities. The delivery to the Purchaser duly completed bank authorities approved by each of the Company's bankers and the Board authorising the operation of each of the Company's bank accounts by nominees of the Purchaser.

     7.20 Delivery of Company Seal and Books & Records. The delivery to the Purchaser of the Company's books and records, the common seal and any other company seals of the Company.

     7.21 Converting to C Corporation. The Company have converted from a subchapter S corporation to a C corporation.

     SECTION 8. CONDITIONS TO OBLIGATIONS OF THE SELLERS AND THE COMPANY.

     The obligations of the Sellers and the Company hereunder are subject to the fulfilment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers or the Company in their sole discretion):

     8.01 Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement and the Transaction Documents shall be true and correct in all respects in which they are given on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

     8.02 Performance. The Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

     8.03 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date.

     8.04 Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Seller's ownership of the CDC Corporation Stock; or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     8.05 Closing Documents. All closing documentation must be received by the Company and Sellers, including but not limited to the Purchaser having entered into the Employment Agreements.

     8.06 Board Approval of the Purchaser. The Board of the Purchaser shall have approved the execution of the Transaction Documents and the transactions contemplated herein and therein.

     8.07 Approval of the Company's Board of Directors and Shareholders. The board of directors and Shareholders of the Company shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Company and the transactions contemplated herein and therein.

     SECTION 9 REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

     Unless otherwise expressly provided for in this Agreement:

     (a) All representations and warranties contained in this Agreement, any schedule, exhibit, the Disclosure Schedule or certificate or document delivered pursuant hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents (the "Warranties") shall survive through to the date prescribed by Section 10.03 of this Agreement.

     (b) The covenants of the Parties shall survive the Closing, except otherwise set forth in Sections 5 or 6.

     (c) Each of the Warranties are true and correct in all respects on and as of the Effective Date, the Closing Date and if specified on any other date, on such date, as though such representation or warranty was made on each of those dates.

     (d) None of the Warranties are extinguished or affected by any investigation made by or on behalf of a Party into the affairs of another Party. Each Party acknowledges that it has made and given the Warranties with the intention of inducing the other Parties to enter into this Agreement and the Purchaser has entered into this Agreement in full reliance on the Warranties given hereunder.

     SECTION 10. INDEMNIFICATION

     10.01 Indemnification. (a) By Seller(s). Each Seller shall individually, but not jointly and severally, indemnify the Company, the Purchaser and the Purchaser's and the Company's officers, directors, shareholders and Affiliates (each an "Indemnified Party" and collectively "Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

          (i) any misrepresentation, inaccuracy in or breach of any representation or warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of any Seller or the Company contained in this Agreement or the Transaction Documents;

          (ii) any current, pending or threatened Proceeding, Employee Litigation or dispute, or any future Proceeding, Employee Litigation or dispute that relates to, or is associated with, any act or omission of the Company, any Seller or any individual for or on behalf of the Company or any Seller which took place prior to the Closing including, without limitation, any current, pending, threatened or future Proceedings from Frank Torres, Julie Crooks or any other former shareholder of the Company.

     (b) By Purchaser. Purchaser shall indemnify the Company, the Sellers and the Sellers' and the Company's officers, directors, shareholders and Affiliates (each an "Indemnified Party" and collectively "Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

          (i) any misrepresentation, inaccuracy in or breach of any representation or warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of Purchaser contained in this Agreement or the Transaction Documents;

          (ii) any future Proceeding or dispute that relates to, or is associated with, any act or omission of the Purchaser or any individual for or on behalf of the Purchaser which took place after the Closing.

     (c) If any Indemnified Party is entitled to indemnification under this
Section 10.01 for some or a portion of the Loss or liability suffered, incurred or sustained by it but not for the total amount, each Indemnifying Party shall, individually but not jointly and severally, indemnify such Indemnified Party for the portion of such Loss or liability as to which the Indemnified Party is so entitled.

     (d) The representations and warranties made by Company and Sellers (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the Sellers' Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnified Party (acting in good faith) delivers to any of the Sellers a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Signing Shareholder (and setting forth in reasonable detail the basis for such Indemnified Party's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.01 and in accordance with the procedures set forth in Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

     (c) Without in any way limiting any of its other rights or remedies under
Section 10.01, Section 10.02 or at law, if the Purchaser believes it is entitled to indemnification under this Section 10.01, it may, in its sole and absolute discretion, withhold any agreed to or disputed Loss or liability suffered, incurred or sustained by it from the Hold Back Amount ("Claimed Amount") until any of the following has taken place and it has followed the below procedures:

          (i) no response is received from the Indemnifying Parties within 10 days from delivery of the Claim Notice;

          (ii) a response is received that the Indemnifying Parties ("Response Notice") that it agrees to pay a portion of the Claim Amount (the "Agreed Amount") and desires to dispute the remainder of the Claim Amount; or

          (iii) indicate that no part of the Claimed Amount may be deducted from the Holdback Amount. Any part of the Claimed Amount that is not agreed to be deducted from the Holdback Amount pursuant to the Response Notice shall be the "Contested Amount."

          If the Sellers deliver a Response Notice agreeing that the full Claimed Amount may be deducted from the Holdback Amount, the Claimed Amount shall be deducted from the Holdback Amount. If the Sellers deliver a Response Notice agreeing that less than the full Claimed Amount may be deducted from the Holdback Amount, the Agreed Amount shall be deducted from the Holdback Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice. If the Sellers deliver a Response Notice indicating that there is a Contested Amount, the Sellers and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party and the Sellers resolve such dispute, such resolution shall be binding on the Sellers and such Indemnified Party and a settlement agreement shall be signed by such Indemnified Party and the Sellers setting forth the resolved amount. Such resolved amount shall be deducted from the Holdback Amount. If the Sellers and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Claim Notice ("Initial Resolution Period"), then the claim described in the Claim Notice shall be settled by binding arbitration in the State of New York in accordance with the AAA Rules. Arbitration will be conducted by one arbitrator, mutually selected by Indemnified Party and the Sellers. If Indemnified Party and the Sellers fail to mutually select an arbitrator within three business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by Indemnified Party; one selected by the Sellers; and the third selected by the first two arbitrators. If Indemnified Party or the Sellers fail to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. Indemnified Party and the Sellers agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 45 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 60 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely: (i) to whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnified Party is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Sellers and the Indemnified Party in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Sellers and the Indemnified Party and shall not be contested by any of them. The prevailing party shall have the right to require the arbitrator(s) to requite the non-prevailing party in any arbitration to pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section, the non-prevailing party shall be determined solely by the arbitrator(s). Any amounts payable by the Sellers shall be deducted from the Holdback Amount pursuant to the written decision of the arbitrator(s).

     10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party will be asserted and resolved as follows:

     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 arises by way of discovery by the Indemnified Party or by way of a third-party asserting or threatening a claim against or seeking to collect a related obligation against such Indemnified Party ("Claim"), the Indemnified Party shall deliver a notice ("Claim Notice") to the Indemnifying Party. Failure by an Indemnified Party to provide a Claim Notice with reasonable promptness of the Indemnified Party receiving notice of a Claim will not prevent the Indemnified Party from so making a claim and being indemnified under this Section 10 provided: (i) that the Indemnifying Party's ability to defend has not been irreparably and substantially prejudiced by such failure of the Indemnified Party; and (ii) that the delay does not result in the delivery of notice after the relevant indemnification period has expired. Upon receipt of a Claim Notice, the Indemnifying Party will notify the Indemnified Party promptly (and in any event within 10 days), whether in the case of a Claim under Section 10.01(a), the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Claim (or in the case where no third party is involved, whether the Indemnifying Party desires at its sole cost and expense, to make the Indemnified Party whole). In the case of a Claim under Section 10.01(b), each Indemnifying Party hereby agrees, at its sole cost and expense, to vigorously defend either the Indemnified Party or the Company (as the case may be) against any Claim and any current, pending or threatened Proceeding, Employee Litigation or dispute (or in the case where no third party is involved, the Indemnifying Party will, at its sole cost and expense, make the Indemnified Party whole).

     (b) Where an Indemnifying Party defends a Claim, the Indemnifying Party must choose legal representatives reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, and must defend such Claim by all appropriate proceedings (including appeals), which proceedings must be vigorously and diligently prosecuted or defended (as the case may be) by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 10.01). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, at the sole cost and expense of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section, at the Indemnifying Party's sole cost and expense. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of any Claim at any time if it irrevocably waives its right to indemnity under Section
10.01 with respect to such Claim.

     (c) If the Indemnifying Party desires, or is required, to make the Indemnified Party whole, then the Indemnifying Party shall, within fourteen (14) days of receiving the Claim Notice, make an offer to settle the Claim to the Indemnified Party. The Indemnifying Party shall be liable for the full amount of any Claim plus interest at a commercial rate.

     10.03 Threshold and Limitations.

     (a) The Indemnifying Party shall not be required to make any indemnification payment pursuant to this Section 10 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds $10,000 in the aggregate. Subject to the limitations in Section 10.03(b), if the total amount of such Damages exceeds $10,000, then the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages (and not merely the portion of such Damages exceeding $10,000).

     (b) The total liability of the Indemnifying Party pursuant to Section 10 shall be limited to the Hold Back Amount. Notwithstanding the foregoing, there will be no limitation on the obligations of the Indemnifying Party for indemnifiable amounts arising out of (i) criminal activity or fraud or willful misstatements or omissions by the Selling Shareholders in connection with this Agreement or

(ii) any inaccuracy in or breach of the representations and warranties set forth in Sections 3.03, 3.09, 3.15, 3.28 and 4.01.

     SECTION 11. TERMINATION

     11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time after April 18, 2006 in the event that Closing has not taken place by that date, by either the Purchaser or any Seller upon written notice to the other; or

     (b) at any time before the Closing, by the Sellers or the Purchaser, in the event (i) of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within seven (7) Business Days following notification thereof by the terminating party or (ii) upon notice to the non-terminating party by the terminating party that the satisfaction of any material condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a material breach hereof by the terminating party (but not otherwise).

     11.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the indemnifications in Section 10, expenses in Section 12.02, and confidentiality in Section 12.12 shall continue to apply following any such termination.

     SECTION 12. MISCELLANEOUS

     12.01 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by fed ex, courier or fax to each party as follows:

          If to the Sellers, or to the Company, to:
          c360 Solutions Incorporated
          1 Dunwoody Park
          Suite 130
          Atlanta, Georgia 30338
          Attn: John Gravely
          Fax: 678.623.5371

          With a copy to:

          The Business Law Advisors
          1900 South Boulevard, Suite 304
          Charlotte, NC 28203
          Facsimile: (888) 463-0097
          Attn: Mr. Dain Dulaney

          If to the Purchaser, to:
          Ross Systems, Inc.
          Two Concourse Parkway

          Suite 800
          Atlanta, Georgia 30328
          Attn: Eric Musser
          Fax: [INSERT]

     All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     12.02 Expenses. Each of Sellers (and not the Company) shall pay for each of their costs and expenses relating to the negotiation, execution and closing of this Agreement and the transactions contemplated hereby;. Notwithstanding the prior sentence, in the event this Agreement shall terminate pursuant to the provisions of Section 11.01 hereto, the Purchaser shall reimburse the Company up to an aggregate of $10,000 in connection which third party legal fees incurred relating to this Agreement, upon the presentation of reasonable and proper receipts.

     12.03 Public Announcements. Subject to the subsequent sentences, at all times at or before the Closing, each Seller, the Company and the Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or by any Court of competent jurisdiction or governmental or regulatory body in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

     12.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     12.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     12.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 10.

     12.07 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the execution of this Agreement, the Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Section 10) provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     12.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

     12.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the parties in the courts of the State of New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

     12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     12.12 Confidentiality. Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any such Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

     12.13 Exercise of Rights. A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

     12.14 Further Assurances. Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

     12.15 Rule of Construction. As each of the parties has reviewed this Agreement and has had the opportunity to make revisions, the parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Agreement or any of the Transaction Documents.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

                                        ROSS SYSTEMS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        C360 SOLUTIONS INCORPORATED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        JOHN GRAVELY


                                        ----------------------------------------


                                        JEREMIE DESAUTELS


                                        ----------------------------------------


                                        JEFFREY L. LONGORIA


                                        ----------------------------------------


                                        SANIN SARACEVIC


                                        ----------------------------------------


                                        LISA PATRICK


                                        ----------------------------------------


                                        ARVIND RAMAN


                                        ----------------------------------------

                                    SCHEDULES

[INSERT]

                               EXHIBIT 2.02(G)(A)

                     BANKING DETAILS FOR EACH OF THE SELLERS

(1) John Gravely

     Wire Transfer Instructions:

     John Gravely
     Bank Name: Bank of America
     Bank Account: 007 5727 6525
     Account Routing #: 053904483
     Wire Routing #: 026009593
     Bank Address: P.O. Box 25118, Tampa, FL 33622-5118
     ABA# (SWIFT#): BOFAUS3N

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [John Gravely
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia 30338] [CONFIRM]

(2) Jeremie Desautels

     Wire Transfer Instructions:

     [INSERT WIRE TRANSFER INSTRUCTIONS]

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [Jeremie Desautels
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia 30338] [CONFIRM]

(3) Jeffrey L. Longoria

     Wire Transfer Instructions:

     Jeffrey Longoria
     Bank Name: Wachovia Bank
     Bank Account: 4802951285
     Account Routing #: 061000227
     Wire Routing #: 061000227
     Bank Address: 5750 North Point Parkway, Alpharetta, GA 30022
     ABA# (SWIFT#): 061000227

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [Jeffrey L. Longoria
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia  30338] [CONFIRM]

(4) Sanin Saracevic

     Wire Transfer Instructions:

     Sanin Saracevic
     Bank Name: Wachovia
     Bank Account: 1000285879929
     Account Routing #: 061000227
     Wire Routing #: 061000227
     Bank Address: 979 Virginia Avenue NE, Atlanta, GA 30306
     ABA# (SWIFT#): 061000227

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [Sanin Saracevic
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia  30338] [CONFIRM]

(5) Lisa Patrick

     Wire Transfer Instructions:

     [INSERT WIRE TRANSFER INSTRUCTIONS]

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [Lisa Patrick
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia 30338] [CONFIRM]

(6) Arvind Raman

     Wire Transfer Instructions:

     Arvind Raman
     Bank Name: Bank of America

     Bank Account: 0032 7314 4727
     Account Routing #: 061 000 052
     Wire Routing #: 026 009 593
     Bank Address: 2454 Jett Ferry Rd, Atlanta, GA 30338
     ABA# (SWIFT#): BOFAUS3N

     Name in which CDC Corporation Stock is to be registered and address to which the stock certificate representing such restricted shares is to be delivered:

     [Arvind Raman
     c/o c360 Solutions Incorporated
     1 Dunwoody Park
     Suite 130
     Atlanta, Georgia 30338] [CONFIRM]

                               EXHIBIT 2.02(G)(B)
                       BANKING DETAILS CONFIRMATION LETTER

Ross Systems, Inc.
Two Concourse Parkway
Suite 800
Atlanta, Georgia 30328
Attn: Chief Financial Officer

Ladies and Gentlemen:

Reference is hereby made to Section 2.02(g) of the Stock Purchase Agreement dated as of April ___, 2006 among Ross System, Inc., c360 Solutions Incorporated, and each of the Sellers named therein (the "Stock Purchase Agreement"). Capitalized terms used herein without definition shall have the meaning given to such term in the Stock Purchase Agreement.

I, [INSERT NAME], am one of the Sellers.

[In connection with the [Second Cash Installment/Third Cash Installment] [INSERT AS APPROPRIATE], please deliver the proceeds in connection therewith in accordance with the following instructions:

     [INSERT WIRE TRANSFER INSTRUCTIONS]]

[In connection with the [Second Stock Installment/Third Stock Installment, Fourth Stock Installment/Fifth Stock Installment/Sixth Stock Installment/Seventh Stock Installment/Eighth Stock Installment/Ninth Stock Installment/Tenth Stock Installment/Eleventh Stock Installment/Twelfth Stock Installment] [INSERT AS APPRORIATE], please have the CDC Corporation Stock representing the Stock Consideration in connection with such installment registered in the following name, and have the stock certificate representing such Stock Consideration delivered to the following address:

     [INSERT NAME AND ADDRESS]]

Please feel free to contact the Seller at [INSERT SELLER PHONE NUMBER] with any questions.

                                        Sincerely,


                                        ----------------------------------------
                                        [INSERT NAME OF SELLER]

                                 EXHIBIT 7.03(A)
                         COMPANY SECRETARY'S CERTIFICATE
                                C360 INCORPORATED

     I, __________________________________, the company secretary of c360
Incorporated, a corporation organized and existing under the laws of Georgia (the "Company") and having a registered address of 1 Dunwoody Park, Suite 130, Atlanta, Georgia 30338, pursuant to Section 7.03(a) of the Stock Purchase Agreement dated as of April ___, 2006 (the "Stock Purchase Agreement") by and among Ross Systems, Inc. (the "Purchaser"), the Company and the Sellers named therein, do hereby certify on behalf of the Company as follows:

(1) Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company and all amendments thereto (as so amended, the "Certificate of Incorporation"), no amendment to the Certificate of Incorporation has been authorized or become effective since the date of the last such amendment, no amendment of other document relating to or affecting the Certificate of Incorporation has been filed with the Secretary of State of the State of Georgia since such date and no action has been taken by the Company, its equity holders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of the Company.

(2) Attached hereto as Exhibit B is a true, complete and correct copy of the Bylaws of the Company and all amendments thereto (as so amended, the "Bylaws"), no amendment to the Bylaws has been authorized or become effective since the date of the last such amendment, and no action has been taken by the Company, its equity holders, directors or officers in contemplation of the filing of amending such Bylaws.

(3) Attached hereto as Exhibit C is a true, complete and correct copy of the resolutions adopted by the Board of Directors of the Company with respect to the Stock Purchase Agreement and the transactions contemplated thereby, which resolutions were duly and validly adopted by a meeting of the Board of Directors of the Company on [_______________]. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of the Company or any committee thereof relating to the Stock Purchase Agreement and the transactions contemplated thereby.

(4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of the Company who holds, and at all times since date of execution of Stock Purchase Agreement has held, the offices set opposite such individual's name, and the signature written opposite the name and title of such officer is such officer's genuine signature:


John Gravely          Chairman and President    --------------------------------


Jeffrey L. Longoria   Chief Executive Officer   --------------------------------

     Capitalized terms used herein without definition shall have the meaning given to such term in the Stock Purchase Agreement.

IN WITNESS WHEREOF, the Secretary of the Company has caused this Certificate to be executed on and as of April ___, 2006.


----------------------------------------
Name:
      ----------------------------------
Title: Secretary

     I, ____________________________, Chief Executive Officer of the Company, DO HEREBY CERTIFY on behalf of the Company that ________________________________ is the duly elected or appointed, qualified and acting Secretary of the Company, and the signature set forth above is the genuine signature of such Secretary.


----------------------------------------
Name:
      ----------------------------------
Title: Chief Executive Officer

                                 EXHIBIT 7.03(B)
                              OFFICER'S CERTIFICATE
                                C360 INCORPORATED

     I, __________________________________, the chief executive officer of c360
Incorporated, a corporation organized and existing under the laws of Georgia (the "Company"), pursuant to Section 7.03 of the Stock Purchase Agreement dated as of April ___, 2006 (the "Stock Purchase Agreement") by and among Ross Systems, Inc., the Company and the Sellers named therein, do hereby certify on behalf of the Company as follows:

(1) Each of the representations and warranties made by the Company in the Stock Purchase Agreement is true and correct in all material respects on and as of the Closing Date

(2) Each of the agreements, covenants and obligations required by the Stock Purchase Agreement to be performed or complied with by the Company at or before the Closing has been duly performed or complied with in all material respects.

(3) From the Effective Date to the Closing Date and as at the Closing Date, there has not occurred any Material Adverse Effect on the Equity Interest, any f the Assets or any operation or financial performance of the Company.

     Capitalized terms used herein without definition shall have the meaning given to such term in the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on behalf by the undersigned on and as of April ___, 2006.

C360 INCORPORATED


By:
    ------------------------------------
Name:
      ----------------------------------
Title: Chief Executive Officer


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

                                  EXHIBIT 7.05
                FORM OF OPINION OF COMPANY'S AND SELLER'S COUNSEL

Opinion to cover the following points:

(1) The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(2) The Company has full power and authority under its Certificate of Incorporation and Bylaws to enter into, execute the Agreement.

(3) The Stock Purchase Agreement has been duly authorized and when executed will constitute a legal, valid and binding agreement, enforceable in accordance with its terms.

(4) All of the issued shares have been duly authorized and validly issued to the Sellers and are fully paid and non-assessable, and were not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company.

(5) The execution, delivery and performance of the Stock Purchase Agreement does not conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or Bylaws, or any law, public rule or regulation applicable to the Company in Georgia.

(6) Such law firm has not been engaged to represent the Company in any action, suit, claim or proceeding against or brought by the Company or any Seller


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